UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FIRST BUSEY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Annual Meeting and Proxy Materials

The following message is from Lisa Davis, Senior Vice President, Benefits Director.

Busey Associates:

The First Busey Corporation Annual Meeting of Shareholders will be held May 22, 2019.

Around Friday, April 12, 2019, active Busey associates who hold First Busey Corporation common stock (BUSE) through any of the plans listed below, as of the close of business on the record date of March 25, 2019, were mailed a proxy notice from Broadridge Financial Solutions, the distribution agent for Busey’s proxy statement materials.

First Busey Corporation Profit Sharing Plan And Trust

First Busey Corporation Employees’ Stock Ownership Plan (ESOP)

First Busey Corporation Employee Stock Purchase Plan (ESPP)

Once you receive the voting mailer, you are encouraged to exercise your right to vote. Voting is outlined in the mailer with detailed instructions—including an individual control number—on how to vote your shares online or by telephone.

In connection with Proposals 1, 2 and 3, shares held in the Profit Sharing Plan and ESOP are voted by the Plans’ trustee in proportion to the votes the trustee receives from Busey shareholders with respect to the shares they own through the Profit Sharing Plan and ESOP, with non-votes treated as abstentions.

Your vote is important. We encourage you to cast your vote promptly to make sure your vote is counted before the Annual Meeting of Shareholders on May 22, 2019.